Exhibit 99.1

Kentucky American Water Files Rate Request Driven by $330 Million in Investment

Request reinforces company’s commitment to providing safe, reliable and affordable water service

LEXINGTON, Ky., (June 30, 2023) – Kentucky American Water filed a rate adjustment request today with the Kentucky Public Service Commission (PSC) reflecting $330 million in water system investments since its last rate case order issued in 2019, which has allowed the company to continue providing safe and reliable water service as well as the increased costs of procuring chemicals, goods and services.

“Kentucky American Water continues to address aging infrastructure by investing in its water treatment and distribution facilities. This commitment helps ensure service reliability and water quality to help protect customers and the communities we serve,” said Kathryn Nash, president of Kentucky American Water. “We also remain steadfast in addressing the needs of our most vulnerable customers by including components in our request to keep rates affordable.”

In today’s filing, Kentucky American Water is seeking to increase water service revenues by $26 million, net of Qualified Infrastructure Program (QIP) revenues. The PSC approved the company’s QIP in 2019. The program enables the company to replace aging water system infrastructure more quickly. If the company’s proposed rates are approved as requested, the bill for a typical residential customer using 3,800 gallons per month would increase by approximately $9.00 per month when new rates are implemented in 2024. The company last filed for new rates through a general rate case in November 2018 and last implemented new base rates in June 2019.

Additional information on current rates is available on the company’s website at https://www.amwater.com/kyaw/Customer-Service-Billing/your-water-rates.

Results of a customer affordability study conducted as part of the filing demonstrate that the cost of the company’s water service as a comparison of monthly bills to monthly household income has improved over the past decade and will remain affordable under the company’s proposed rates.

Recognizing that affordability may still be an issue for some residential customers, the company is proposing a new rate design that provides a reduced monthly service charge and consumption charges rate. The new rate design, if approved by the PSC, would be available to qualified residential customers.

Additionally, Kentucky American Water offers payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance link under Customer Service & Billing on the company’s website. For tips on how to reduce your water bill by conserving water, visit the Wise Water Use page on website at https://www.amwater.com/kyaw/Water-Wastewater-Information/wise-water-use.

The PSC’s rate review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public input hearings, and consumer advocacy organizations that participate in the proceedings.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, Twitter and Instagram.

About Kentucky American Water
Kentucky American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 555,000 people.

AWK-IR

Media Contact:
Susan Lancho
Senior Manager, External and Government Affairs
859-268-6332
susan.lancho@amwater.com

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